Exhibit 99.1

LPL Financial

For Immediate Release

LPL Financial Announces First Quarter 2010 Financial Results

- Double-Digit Increase in Revenues Propels Record Net Income -

- Continued Expense Management Discipline Drives Margin Expansion -

Boston, MA — April 28, 2010 — LPL Investment Holdings Inc. (“LPL Financial” or “the Company”) today announced record net income for the first quarter of 2010 of $25.6 million, an increase of 72.7% compared with $14.8 million in the prior year period.  For the 2010 first quarter, the Company’s non-GAAP net income grew 91.3% to $27.9 million, compared with non-GAAP net income from the prior year period of $14.6 million.  Adjusted EBITDA for the first quarter of 2010 increased 28.7% to $105.5 million compared with $81.9 million in the prior year period.

Net revenue for the first quarter of 2010 increased 15.6% to $743.4 million, compared with $643.0 million in the first quarter of 2009.  The Company’s net revenue was driven by the continued rebound across the markets, as well as organic growth in commission-based revenues and advisory fees.  Reflecting these trends, total advisory and brokerage assets grew 22.8% to $284.6 billion as of March 31, 2010, compared against $231.7 billion in total assets as of March 31, 2009.

Mark Casady, LPL Financial chairman and CEO, said, “We attribute our strong first quarter performance both to improved market conditions and to the breadth of resources we offer our financial advisors and institutions to meet rising client investment needs. Importantly, our financial advisors and institutions remain well positioned to take advantage of this recovery in the markets, thanks to the tools and support we provide them to optimize growth and create efficiencies in their businesses. From continuing to capture new relationships with financial advisors and institutions, to increases in advisor production and assets per advisor, we are off to a strong start for this year.  Our performance continues to validate our unique business model, making us the destination of choice for advisors and institutions seeking to provide independent, unbiased financial advice.”

Chief Financial Officer Robert Moore, said, “We are very pleased with our financial performance, particularly in light of the historical low point that our industry and the markets were experiencing at this time last year.  Our bottom line performance is a result of our disciplined approach to expense management, which allows the inherent scalability of our company to be reflected in the quality of our earnings across economic and market cycles.  Looking ahead, we continue to watch broader market conditions for indications that the markets have fully normalized and to gauge the impact of these evolving conditions on our business.”

Financial Highlights and Key Metrics

(Dollars in thousands except where noted)

	Three Months Ended March 31,
	2010	2009	Change
Financial Highlights (unaudited)
Net Revenue	$743,406	$642,978	15.6%
Net Income	$25,554	$14,797	72.7%
Non-GAAP Net Income (1)	$27,935	$14,600	91.3%
Adjusted EBITDA (2)	$105,456	$81,942	28.7%

	March 31,
	2010	2009	Change
Metric Highlights
Financial Advisors	12,026	12,294	(2.2)%
Client Accounts Funded (millions)(3)	3.94	3.46	N/M
Advisory and Brokerage Assets (4) (billions)	$284.6	$231.7	22.8%

N/M Not Meaningful.

(1)          Non-GAAP net income excludes after-tax restructuring charges of $2.4 million for the three months ended March 31, 2010 related to the restructuring of certain of our broker-dealer subsidiaries, and includes a $0.2 million credit for the three months ended March 31, 2009 related to an overall reduction in our workforce and a resulting change in estimate.

(2)          Set forth below is a reconciliation from our net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2010 and 2009:

	2010	2009
	(in thousands)
Net income	$25,554	$14,797
Interest expense(a)	24,336	25,941
Income tax expense	19,162	11,988
Depreciation and amortization	25,590	27,395
EBITDA	94,642	80,121
Non-cash items(b)	2,536	1,225
Infrequent items(c)	7,920	(327)
Other adjustment items(d)	358	923
Adjusted EBITDA	$105,456	$81,942

(a)           Represents non-operating interest expense from borrowings under our senior credit facilities, senior unsecured subordinated notes and revolving line of credit facility, as defined under the terms of our credit agreement.

(b)           Represents share-based compensation expense for our employee stock option awards, as permitted under the terms of our credit agreement.

(c)           Represents infrequent or unusual items including organizational restructuring charges, as permitted under the terms of our credit agreement.

(d)           Represents acquisition and integration related expenses including legal and other professional service fees and retention payments, as defined under the terms of our credit agreement.

(3)          Represents custodied, networked, and non-networked client accounts that have been funded. In the third quarter of 2009, we enhanced our methodology for calculating client accounts to include networked variable annuities that were not previously available. This change resulted in an increase of 0.61 million client accounts.

(4)          Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of recruiting and net of attrition.

Operational Highlights

•                  In the first quarter of 2010, LPL Financial experienced strong business development results through the addition of new bank, and credit union partnerships, as well as continuing to attract financial advisors and registered investment advisors (“RIA”s) from wirehouses, insurance broker-dealers and other independent brokerages.  When comparing results over the first quarter in the prior year, growth was offset due to previously anticipated attrition related to the integration of the operations of three of the Company’s affiliated broker-dealers.  Excluding the impact of the attrition due to this integration, during the twelve months ended March 31, 2010, LPL Financial added 450 net new advisor relationships, representing 3.7% financial advisor growth.  The Company’s recruiting results can fluctuate on a quarterly basis due to market conditions and the level of business development activity.

•                  The Company hosted its top producer conferences in March 2010, bringing together more than 800 independent and financial institution-based advisors in total for events focused on business development, training and growth strategies.

•                  LPL Financial attracted 5 independent RIA firms and 32 financial advisors in the first quarter of 2010 to its Hybrid RIA platform — a unique offering providing integrated fee and commission-based capabilities for independent advisors with their own RIA.  Today, the Company’s Hybrid RIA platform has a total of $8.4 billion in assets under custody and 96 RIA firms with a total of 471 financial advisors.  First launched in the fourth quarter of 2008, the Hybrid RIA Platform reported assets under custody of $1.3 billion in January 2009.

•                  The Company continued to experience substantial growth with its fee-based platforms.  As of March 31, 2010, advisory assets were $81.0 billion, up 40.9% from advisory assets of $57.5 billion as of March 31 2009.

About LPL Financial

LPL Financial is one of the nation’s leading financial services companies and largest independent broker-dealer (based on total revenues as reported in Financial Planning magazine, June 1996-2009).  With offices in Boston, Charlotte, and San Diego, LPL Financial and its subsidiaries offer industry-leading enabling technology, comprehensive clearing and compliance services, practice management programs and training and independent research to 12,026 financial advisors, more than 750 financial institutions, and approximately 4,000 institutional clearing and technology subscribers.  LPL Financial has $284.6 billion in advisory and brokerage assets as of March 31, 2010.

LPL Financial and its 2,500 employees serve financial advisors through Independent Advisor Services, supporting financial advisors at all career stages; Institution Services, focusing on the needs of advisors and program managers in banks and credit unions; and Custom Clearing Services, working with broker-dealers at leading financial services companies.

Member FINRA/SIPC

Forward-Looking Statements

This press release may contain forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, and other similar matters) that involve risks and uncertainties.  Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms.  Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements.  Important factors that may cause such differences include, but are not limited to, changes in general economic and financial market conditions, fluctuations in the value of assets under management, effects of competition in the financial services industry, changes in the number of our financial advisors and institutions and their ability to effectively market financial products and services, the effect of current, pending and future legislation, regulation and regulatory actions, and other factors set forth in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009, which is available on www.lpl.com and www.sec.gov.

Use of Non-GAAP Financial Measures

The term “GAAP” in the following explanation refers to generally accepted accounting principles in the United States. This release contains non-GAAP financial measures, which are used as measures of LPL Financial’s performance and should be considered in addition to, not as a substitute for, measures of LPL Financial’s financial performance prepared in accordance with GAAP. LPL Financial’s non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies. The non-GAAP financial measures included in this release have limitations and may not exclude all items of income and expense that affect LPL Financial’s operations.

We provide non-GAAP net income that excludes certain charges or credits and non-cash related items related to the restructuring of certain of our broker-dealer subsidiaries and an overall reduction in our workforce. We believe this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to LPL Financial’s results of operations and financial condition and comparability between current and prior periods.

We also present EBITDA and Adjusted EBITDA because we consider them an important supplemental measure of our performance and believe they are frequently used by security analysts, investors and other interested parties in the evaluation of high-yield issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results. EBITDA and Adjusted EBITDA are useful financial metrics in assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain material non-cash items and infrequent or unusual items that we do not expect to continue in the future and are outside the control of operating management.

# # #

Media Relations	Investor Relations
Joseph Kuo	Trap Kloman
Phone: 704-733-3931	Phone: 858-909-7118
Email: media.inquiries@lpl.com	Email: investor.relations@lpl.com

LPL Investment Holdings Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009	% Change

Revenues
Commissions	$388,972	$347,220	12.0%
Advisory fees	206,330	163,905	25.9%
Asset-based fees	71,450	62,654	14.0%
Transaction and other fees	67,363	61,338	9.8%
Other	9,291	7,861	18.2%
Net revenues	743,406	642,978	15.6%
Expenses
Production	513,202	442,531	16.0%
Compensation and benefits	73,575	66,978	9.8%
General and administrative	53,237	49,871	6.7%
Depreciation and amortization	25,590	27,395	(6.6)%
Restructuring charges	3,949	(327)	N/M
Other	4,777	3,720	28.4%
Total operating expenses	674,330	590,168	14.3%
Non-operating interest expense	24,336	25,941	(6.2)%
Loss on equity investment	24	84	(71.4)%
Total expenses	698,690	616,193	13.4%
Income before provision for income taxes	44,716	26,785	66.9%
Provision for income taxes	19,162	11,988	59.8%
Net income	$25,554	$14,797	72.7%

N/M Not Meaningful.

LPL Investment Holdings Inc.

Financial Highlights

(Dollars in thousands, unless otherwise noted)

(Unaudited)

	Three Month Quarterly Results
	Q1 2010	Q4 2009	Q3 2009	Q2 2009	Q1 2009
REVENUES:
Commissions	$388,972	$392,755	$370,249	$367,431	$347,220
Advisory fees	206,330	196,630	182,141	161,463	163,905
Asset-based fees	71,450	71,606	70,894	67,739	62,654
Transaction and other fees	67,363	63,863	68,764	61,609	61,338
Other	9,291	10,026	10,278	11,075	7,861
Net revenues	743,406	734,880	702,326	669,317	642,978
EXPENSES:
Production	513,202	516,878	481,182	463,988	442,531
Compensation and benefits	73,575	72,280	66,337	64,841	66,978
General and administrative	53,237	53,257	65,787	49,501	49,871
Depreciation and amortization	25,590	26,700	26,924	27,277	27,395
Restructuring charges	3,949	17,000	42,219	(197)	(327)
Other	4,777	4,291	1,640	5,643	3,720
Total operating expenses	674,330	690,406	684,089	611,053	590,168
Non-operating interest expense	24,336	24,323	24,626	26,032	25,941
Loss on equity method investment	24	32	96	84	84
Total expenses	698,690	714,761	708,811	637,169	616,193
INCOME (LOSS) BEFORE PROVISION FOR / (BENEFIT FROM) INCOME TAXES	44,716	20,119	(6,485)	32,148	26,785
PROVISION FOR / (BENEFIT FROM) INCOME TAXES	19,162	1,521	(5,029)	16,567	11,988
NET INCOME (LOSS)	$25,554	$18,598	$(1,456)	$15,581	$14,797

FINANCIAL CONDITION
Total Cash & Cash Equivalents	$324,761	$378,594	$245,489	$333,855	$319,394
Total Assets	$3,343,286	$3,336,936	$3,213,879	$3,232,091	$3,344,907
Total Debt(1)	$1,407,117	$1,369,223	$1,404,829	$1,463,435	$1,465,541
Stockholders’ Equity	$883,157	$850,875	$828,029	$827,482	$807,844
Capital Expenditures(2)	$1,463	$1,910	$2,767	$2,401	$1,235

KEY METRICS
Financial Advisors	12,026	11,950	12,027	12,489	12,294
Client Accounts Funded (millions)(3)	3.94	3.92	3.93	3.46	3.46
Advisory and Brokerage Assets(billions)	$284.6	$279.4	$268.9	$259.0	$231.7

(1)          Represents borrowings on our senior secured credit facility, senior unsecured subordinated notes, revolving line of credit and bank loans payable.

(2)          Represents capital expenditures incurred during the three months ended as of each interim reporting period.

(3)          In the third quarter of 2009, we enhanced our methodology for calculating client accounts to include networked variable annuities that were not previously available. This change resulted in an increase of 0.61 million client accounts.